EXHIBIT 99.2

ACTION BY WRITTEN CONSENT
OF
THE MAJORITY PREFERRED STOCKHOLDER
OF
MGP INGREDIENTS, INC.
January 22, 2021

The undersigned stockholder (the "Majority Preferred Stockholder") of MGP Ingredients, Inc., a Kansas corporation (the "Company"), being the holder of a majority of the issued and outstanding shares of preferred stock of the Company (the "Preferred Stock"), does hereby adopt the following resolutions in writing pursuant to Kansas General Corporation Code and the Company's articles of incorporation.
WHEREAS, the Company plans to enter into an Agreement and Plan of Merger to be dated on or about January 22, 2021, substantially in the form attached hereto as Annex A (the "Merger Agreement"), by and among (i) the Company; (ii) Luxco Group Holdings, Inc., a Delaware corporation; (iii) LRD Holdings LLC, a Delaware limited liability company; (iv) LDL Holdings DE, LLC, a Delaware limited liability company; (v) KY Limestone Holdings LLC, a Delaware limited liability company; (vi) Donn Lux, as Sellers' Representative, (vii) London HoldCo, Inc., a Delaware corporation ("HoldCo"); and (viii) upon signing a joinder agreement, the shareholders of HoldCo, pursuant to which HoldCo shall merge with and into the Company, and the Company shall be the surviving corporation (the "Merger").
WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Company and the Company's stockholders; has approved and adopted the Merger Agreement, the ancillary agreements to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and has declared them advisable; and has recommended the approval and adoption of the Merger Agreement and the Merger by the holders of the Preferred Stock.
WHEREAS, after due and careful consideration, the Majority Preferred Stockholder deems it advisable that the Company enter into the Merger Agreement.
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Merger contemplated thereby, be, and hereby are, adopted and approved;
RESOLVED FURTHER, that the form, terms and provisions of the Merger Agreement and the Merger are hereby authorized, adopted and approved;
RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized and directed to do or cause to be done any and all such acts and things as they may deem necessary or desirable for the performance in full of all obligations of the Company under the Merger and the Merger Agreement;
RESOLVED FURTHER, that the prior actions taken by the directors and officers of the Company in connection with the Merger, the Merger Agreement and all related agreements be, and hereby are approved, adopted and ratified;
RESOLVED FURTHER, that the filing of the Certificates of Merger pursuant to the terms of the Merger Agreement be, and hereby is, authorized and approved; and

RESOLVED FURTHER, that the officers of the Company be, and they hereby are, authorized and directed to take or cause to be taken such other actions, and to execute such further agreements, documents and instruments, as may be necessary or appropriate to effect these resolutions and all other transactions contemplated hereby, and to carry out the intent and accomplish the purpose of the foregoing resolutions, and all such actions heretofore taken by such officers in connection herewith are hereby approved.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date first above written.

MAJORITY PREFERRED STOCKHOLDER

/s/ Karen Seaberg
KAREN SEABERG,
In her individual capacity and in her capacity as Trustee of The Karen Cray Seaberg Revocable Trust under Trust Agreement dated May 15, 1992, as amended

Annex A
Agreement and Plan of Merger
(attached)